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                                   EXHIBIT 11

                      BROWN & SHARPE MANUFACTURING COMPANY
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               STATEMENT REGARDING COMPUTATION OF PER SHARE DATA*
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                 (dollars in thousands, except per share data)
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

                                                  Dec. 31,     Dec. 25,     Dec. 26,
                                                    1994         1993         1992
                                                 -----------  -----------  -----------
  Computation of income (loss):
   Net income (loss) used for
     computation of primary
     earnings (loss) per share                   $  (14,335)  $   (2,244)  $   (8,507)
   Add: interest, net of taxes,
     assuming conversion
     of debentures                                      962        1,240        1,631
                                                 ----------   ----------   ----------
  Net income (loss) used for computation
   of fully diluted earnings (loss) per share    $  (13,373)  $   (1,004)  $   (6,876)
                                                 ----------   ----------   ----------

  Computation of shares:
   Weighted average number of
     common shares outstanding
     during the year                              6,057,090    4,969,453    4,898,536
   Dilutive stock options                                 -           --           --
                                                 ----------   ----------   ----------
   Weighted average number of
     common shares outstanding
     used in computation of primary
     earnings (loss) per share                    6,057,090    4,969,453    4,898,536
   Assumed conversion of 9-1/4%
     convertible debentures                         571,429      609,523      647,619
                                                 ----------   ----------   ----------
   Weighted average number of
     common shares used in
     computation of fully diluted
     earnings (loss) per share                    6,628,519    5,578,976    5,546,155
                                                 ----------   ----------   ----------

  Per common share:
   Primary earnings (loss)                       $    (2.37)  $     (.45)  $    (1.74)
   Fully diluted earnings (loss)*                $    (2.02)  $     (.18)  $    (1.24)
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  * Computed in accordance with item 601(11) of Regulation S-K.